                                                                   Exhibit 9



                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                      ALLIED HEALTHCARE INTERNATIONAL INC.

               (Under Section 805 of the Business Corporation Law)

         ALLIED HEALTHCARE INTERNATIONAL INC., a New York corporation (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is "Allied Healthcare International Inc."

         The name under which the Corporation was formed is United States Home Health Care Corp.

         SECOND: The date that the Corporation's certificate of incorporation was filed with the Department of State is November 30, 1981.

         THIRD: The amendment of the certificate of incorporation of the Corporation effected by this certificate of amendment is as follows: to eliminate from the certificate of incorporation of the Corporation all matters set forth therein with respect to the 8 million authorized shares of Series A Convertible Preferred Stock of the Corporation (the "Series A Convertible Preferred Stock"). The terms of the Series A Convertible Preferred Stock are set forth in the certificate of amendment to the certificate of incorporation of the Corporation filed with the Department of State on June 26, 2002 and the certificate of amendment to the certificate of incorporation of the Corporation filed with the Department of State on February 12, 2003. There are currently no shares of Series A Convertible Preferred Stock issued and/or outstanding, and no such shares will be issued in the future.

         FOURTH: The first paragraph of Article FOURTH of the certificate of incorporation, relating to the aggregate number of shares that the Corporation shall have the authority to issue, is hereby amended to read as follows:

                  FOURTH: The aggregate number of shares of all classes that the Corporation shall have the authority to issue is 72 million shares, divided into two classes, of which 62 million shares shall be designated Common Stock, with a par value of $.01 per share, and 10 million shares shall be designated Preferred Stock, with a par value of $.01 per share.

         FIFTH: Section I of Article FOURTH of the certificate of incorporation, relating to the Preferred Stock that the Corporation shall have the authority to issue, is hereby amended by deleting therefrom all provisions relating to the Series A Convertible Preferred Stock.

         SIXTH: The foregoing amendments were authorized and approved by the board of directors of the Corporation. Under Section 502 of the Business Corporation Law, shareholder approval was not required for this action.

         [The remainder of this page has intentionally been left blank.]

         IN WITNESS WHEREOF, Allied Healthcare International Inc. has caused this certificate of amendment to be signed by a duly authorized officer as of this 19th day of July 2004.

                                      ALLIED HEALTHCARE INTERNATIONAL INC.


                                      By:      /s/ Marvet Abbassi
                                         --------------------------------------
                                         Name:  Marvet Abbassi
                                         Title: Financial Controller


                                       3